EXHIBIT 4(b)

                              THE B.F.GOODRICH COMPANY

                          SAVINGS BENEFIT RESTORATION PLAN


         The B.F.Goodrich Company, a New York corporation, (the "Company"), which has previously established the Benefit Restoration Top-Hat Plan of The B.F.Goodrich Company, now desires to amend, rename, and restate that plan, and does, as of January 1, 1997, amend and restate that plan, and does hereby rename it The B.F.Goodrich Company Savings Benefit Restoration Plan (the "Plan"). The principal purpose of the Plan shall be to restore to certain management and executive-level employees the savings opportunities and employer-provided benefits that cannot be provided to such employees under The BFGoodrich Company Retirement Plus Savings Plan (the "RPSP") because of limitations imposed by Federal law.

                                     ARTICLE 1
                                    Definitions

         1.1 Annual Deferral shall mean the percentage of Compensation which the Participant elects to defer for a Plan Year pursuant to Articles 2 and 3 of the Plan.

         1.2 Base Salary for a particular year shall mean the Participant's total annual base salary actually paid to the Participant for that year, or for purposes of determining the Participant's Cash Compensation, the amount of annual base salary payable to such Participant at the salary rate in effect on a date specified by the Committee, which may be as early as August 1 of the previous year, in either case without reduction for any salary reduction contributions to (i) the RPSP or any other cash or deferred arrangement sponsored by the Company under Section 401(k) of the Code, (ii) a cafeteria plan under Section 125 of the Code, or (iii) any other non-qualified deferred compensation plan sponsored by the Company. Base salary shall not include any incentive compensation, commissions, reimbursed expenses, credits or benefits under any plan of deferred compensation to which the Company contributes, or any additional cash compensation or compensation payable in a form other than cash.

         1.3 Beneficiary shall mean the person or persons or entity designated by a Participant in writing in accordance with Article 10 of the Plan.

         1.4 Bonus shall mean the annual incentive award provided under the Company's Management Incentive Program or any other incentive bonus arrangement of the Company, but shall exclude long-term incentive payments (those based upon performance over a period greater than one year) payable under the Company's Long-Term Incentive Plan or any similar plan.

         1.5 Cash Compensation for a particular year shall mean an employee's Base Salary, plus commissions paid in the previous year, plus Bonus. In the case of Participants who are entitled to receive a Bonus under the Management
Incentive Program, Cash Compensation shall include the higher of the actual Bonus paid to such employee under the Management Incentive Program in the previous year, or such employee's so-called "target" bonus under the Management Incentive Program for that year.

         1.6 Change in Control shall mean, or shall be deemed to have occurred if:

         (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any corporation with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

         (ii) During any period of two consecutive years, individuals who, as of the beginning of such period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

         (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

         (iv) Approval by the shareholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

         1.7  Code  shall  mean the  Internal  Revenue Code of 1986, as amended.

         1.8 Company Match shall mean the amount of Company matching contributions that a Participant would have received under the RPSP if the Participant was not affected by the Statutory Limit, and had made the maximum contribution permitted under the RPSP, less the amount of Company matching contributions that were or would have been made to the Participant's account in the RPSP, were such Participant making the maximum permissible contributions to the RPSP, and taking into account the Statutory Limit.

         1.9 Compensation shall mean the sum of the Participant's Base Salary, Bonus, and Commissions actually paid in a particular year.

         1.10 Crediting Rate shall mean the rate of investment return used to determine any gains or losses posted to the Participant's Deferral Account, in accordance with Article 5.4.

         1.11 Deferral Account shall mean the bookkeeping account established for a Participant to measure and determine the amount of deferred compensation, consisting of Rollover Credits, Annual Deferrals, Company Match, and earnings or losses credited thereto, to be paid to a Participant or Beneficiary pursuant to
Article 6 of the Plan.

         1.12 Disability shall mean any disability which qualifies a Participant for benefits under the Company's Long-Term Disability Income Plan. A Participant shall be deemed to have a Disability for only as long as he or she is receiving benefits under said Long-Term Disability Income Plan.

         1.13 Eligible Employee shall mean, for 1997, an employee who is eligible to participate in the Management Incentive Program and whose Cash Compensation exceeds the limit established by the Company for such year. A person who is an Eligible Employee for 1997 shall remain so in subsequent years, unless either his or her Base Salary drops below an amount established each year by the Company, or he or she is no longer a Participant in the Management Incentive Program. Eligible Employees for years subsequent to 1997 shall also mean any employees who subsequent to January 1, 1997 become eligible to participate in the Management Incentive Program and have Cash Compensation for that year in an amount which exceeds the limit established by the Company. Once eligible, such employees shall remain Eligible Employees in accordance with the criteria set out above for employees who are Eligible Employees for 1997.

         1.14 Enrollment Period shall mean the period or periods selected by the Plan Administrator each year in which Participant may elect to defer for a subsequent year.

         1.15 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.16 Participant shall mean an Eligible Employee who has elected to participate and has completed a Participation Election pursuant to Article 2 of the Plan, and shall also mean those employees and former employees to whom amounts remain owed under the Plan, regardless of whether they continue to be Eligible Employees, or whether they are presently making Annual Deferrals to the Plan.

         1.17 Participation Election shall mean the Participant's written election to participate in the Plan, pursuant to Article 2 of the Plan.

         1.18 Plan Administrator shall mean the committee of individuals named by the Compensation Committee of the Board of Directors to administer and interpret the Plan, and determine all matters that arise under the Plan.

         1.19  Plan Year shall mean the calendar year.

         1.20  Retirement   shall  mean  the  termination  of  employment  of  a
Participant for any reason other than death after attaining age 55.

         1.21 Retirement Date shall mean the date on which the Participant retires on or after attaining age 55.

         1.22 Retirement Plus Savings Plan shall mean The BFGoodrich Company Retirement Plus Savings Plan (the "RPSP"), as it currently exists and as it may subsequently be amended from time to time.

         1.23 Rollover Credit shall mean a Participant's account balance in the Company's Benefit Restoration Top-Hat Plan as of January 1, 1997.

         1.24 Statutory Limit shall mean any statutory or regulatory limit under ERISA or the Code on salary reduction, after-tax or matching contributions that can be made to the RPSP by or on behalf of an employee, or on the compensation that can be taken into account in calculating employer or employee contributions to the RPSP.

         1.25   Termination  of  Employment   shall  mean  the  cessation  of  a
Participant's employment with the Company for any reason whatsoever, whether voluntary or involuntary, other than Retirement or death.

         1.26 Valuation Date shall mean, with respect to Participants who have incurred a Termination of Employment or who have died, the last business day of the month in which Termination of Employment or death occurs. With respect to Participants who have incurred a Retirement, the Valuation Date shall be November 30 of the year in which Retirement occurs, except that if Retirement occurs on December 1, the Valuation Date shall be December 31 of that year.

         1.27 Vesting shall mean the Participant's nonforfeitable right to receive Cash Compensation deferred and Company Match Credits under the Plan and earnings or losses thereon.

         1.28 Vesting Service shall have the meaning given to that term under the RPSP.


                                     ARTICLE 2
                                   Participation

         2.1 Participation Election. An Eligible Employee may become a Participant in the Plan on the first day of the Plan Year coincident with or next following the year in which the employee first becomes an Eligible Employee, provided such Eligible Employee has submitted to the Plan Administrator a Participation Election during the designated Enrollment Period. An Eligible Employee may also become a Participant as of the first day of any subsequent Plan Year, by completing a Participation Election during the designated Enrollment Period for that Plan Year. Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may permit an employee who first becomes an Eligible Employee after January 1, 1997 to become a Participant as soon as 30 days after first becoming an Eligible Employee, if a Participation Election is properly completed. In such event, Annual Deferrals shall commence as soon as practicable.

         2.2 Annual Deferral. In the Participation Election, and subject to the restrictions contained in Article 3, the Eligible Employee shall elect an Annual Deferral for the applicable Plan Year. The maximum percentage of Compensation which may be elected as an Annual Deferral shall be determined from time to time by the Plan Administrator. Unless otherwise determined by the Plan Administrator, the first Plan Year to which a Participation Election is applicable shall be the Plan Year which commences after the end of the Plan Year which follows the Plan Year in which the Participation Election is made. With respect to elections made during the 1996 Enrollment Period, and in the Company's discretion, for employees who first become Eligible Employees after January 1, 1997, the first Plan Year to which a Participation Election is first applicable shall be the Plan Year which next follows the Plan Year in which the Participation Election is made. If a Participation Election is applicable for the Plan Year which next follows the Plan Year in which the Participation Election is made, the Annual Deferral for that Plan Year shall, unless the Plan Administrator determines otherwise, be drawn solely from the Base Salary and Commissions payable to the Participant, and not from any Bonus.

         2.3 Duration of Annual Deferral. A Participation Election shall remain in effect for a subsequent Plan Year if no different election is made during the Enrollment Period applicable to that Plan Year. Once a Participant elects to make Annual Deferrals for a particular Plan Year, such election cannot be modified or terminated except upon Termination of Employment or Disability.

         2.4 Vesting. The portion of a Participant's Deferral Account which consists of Annual Deferrals and earnings thereon, shall be 100% vested at all times.

                                    ARTICLE 3
                                  Company Match

         3.1 Amount. The Company shall credit each Participant who is making Annual Deferrals for a particular year with a Company Match which is determined by subtracting 2) from 1) below, as follows:

                  1) the Company matching contributions which would have been made under the RPSP if the Participant was able to contribute to the RPSP the total amount of his Annual Deferrals under this Plan, plus the deferral amount of his Tax-Deferred and Regular Savings Contributions to the RPSP, and if the Statutory Limit did not apply, less

                  2) the actual amount of Company matching contributions that would have been made to the Participant's account under the RPSP, had the Participant been contributing to the RPSP at a rate which would permit him or her to receive the maximum possible Company matching contribution under the terms of that Plan, taking into account the Statutory Limit.

         3.2  Vesting.   A  Participant's   Company  Match,   and  any  earnings
attributable thereto, shall be fully vested after a Participant has completed three years of Vesting Service.


                                     ARTICLE 4
                                  Rollover Credit

         4.1 Amount. All Rollover Credits shall remain in the Plan, shall be subject to the terms of the Plan, as amended and restated herein, and shall become part of such Participant's Deferral Account.


                                     ARTICLE 5
                                 Deferral Account

         5.1 Deferral Account. The Company shall establish for each Participant a book account, which shall be referred to as the Deferral Account, which shall be credited with a Participant's Annual Deferrals, Company Match, Rollover Credits, and earnings or losses attributable to any of the foregoing. The Company shall have no obligation to fund the Deferral Account.

         5.2 Crediting of Annual Deferrals. The Company shall credit to the Participant's Deferral Account the Annual Deferrals under Article 3 as of the same day of the month in which the amounts would have been paid to the Participant but for the deferral.

         5.3 Crediting of Company Match. The Company shall credit to the Participant's Deferral Account the Company Match under Article 4 as of the first day of the calendar quarter following the quarter in which the Annual Deferrals generating the Company Match were credited to the Deferral Accounts.

         5.4 Investment Performance of the Account. Annual Deferrals, Company Match, and Rollover Credits shall be credited (or debited) with earnings (or losses), as if such amounts were invested in the investment funds elected by the Participant from the investment fund choices offered under the Plan by the Company. Deferral Accounts shall be credited (or debited) with such earnings (or losses) at such regular intervals as are determined from time to time by the Company. Such investment fund choices may be changed from time to time in the sole discretion of the Company. Participants may allocate the percentage of their total Deferral Account at a given point in time, and the percentage of their Annual Deferral which they wish to invest among one or more of the investment fund options, in whole percentages of the total Deferral Account or Annual Deferrals. Participants may change the percentage of their future Annual Deferrals or their existing Deferral Accounts which shall be credited (or debited) with the earnings (or losses) of a particular investment fund, once per calendar quarter, by giving the Plan Administrator written notice of such change on a form provided by the Company for that purpose. Any such change will become effective on the first day of the calendar quarter next following the quarter in which such change is made.

         5.5 Statement of Accounts. The Plan Administrator shall provide periodically to each Participant a statement setting forth the balance of the Deferral Account maintained for such Participant.


                                     ARTICLE 6
                            Payment of Deferral Account

         6.1      Retirement Benefits.

                  The provisions of this Article 6.1 apply to distributions from the Deferral Account following the Retirement of a Participant.

                  6.1.1 Form of Benefit. Upon Retirement, the Company shall pay out the Participant's Deferral Account in accordance with the written election contained in the Participation Election filed by the Participant, or any subsequent election submitted by the Plan Administrator in accordance with the rules and procedures set forth in paragraph 6.1.2 below. Participants will be permitted to elect to receive payout of their Deferral Accounts in a lump sum, monthly installments over 5, 10 and 15 years, a partial lump sum in an amount elected by the Participant with the balance paid in monthly installments over 5, 10 or 15 years, or such other form of payment as is offered to Participants by the Plan Administrator. If no payout election is made by a Participant, the Participant's Deferral Account shall be paid in monthly installments over 15 years.

A Participant shall have the right to amend a Participation Election with respect to the form of payout elected by the Participant, by filing a separate written election within 13 months prior to Retirement. Such amended election shall govern, unless the Plan Administrator, in its sole discretion, determines that giving effect to such election might cause the amount in the Participant's Deferral Account to become taxable to the Participant prior to actual receipt of such amounts by the Participant. No payout election made by a Participant within 13 months of Retirement shall be effective, except that an election made during the Enrollment Period in 1996 shall be effective, even if Retirement occurs within 13 months of such election. Further, the date on which the first payment of a Participant's Deferral Account is made must be set forth in the Participation Election, and cannot later be changed.

                  6.1.2 Timing. The payout of a retired Participant's benefit shall be made or commence on the latest of the following three dates: (i) January 31 of the year following the year of the Participant's Retirement, (ii) 90 days after the Participant's Retirement, or (iii) the date on which the Participant has elected to first receive payment of his or her Deferral Account. In no event will payment of the Deferral Account commence at a later date than January 31 of the year in which the Participant attains age 70.

                  6.1.3 Valuation. A retired Participant's Deferral Account shall be valued on November 30 of the Plan Year in which Retirement occurs, or December 31 if the Participant retires on December 1. If the Participant elects to receive payment in installments, the Deferral Account shall be revalued as of the end of each Plan Year to credit (or debit) earnings (or losses) on the Deferral Account, and payments made during the next Plan Year shall reflect such revaluation.

         6.2  Disability Benefits.   A Participant who incurs a Disability shall
be entitled to commence receipt of benefits as if he or she had retired on the date on which long-term disability payments commence.

        6.3 Termination of Employment Prior to Retirement. Upon the Termination of Employment of a Participant, the Company shall pay the Deferral Account to the Participant in a lump sum as soon as practicable after the last day of the month in which Termination of Employment occurs, provided, however, that the Plan Administrator may defer payment of the benefit until the next Plan Year following Termination of Employment if it determines, in its sole discretion, that the Company would not qualify for a tax deduction, if the Deferral Account were paid in the Plan Year in which Termination of Employment occurs. Earnings (or losses) shall be credited (or debited) to the Participant's Deferral Account up to the last business day of the month in which Termination of Employment occurs, but not thereafter.

         6.4      Survivor Benefits.

                  6.4.1 Pre-Termination Death. If the Participant dies before payment of his or her Deferral Account has commenced, the Company shall make a lump sum payment of the Participant's entire Deferral Account, as soon as practicable after death, to the Beneficiary.

                  6.4.2 Post-Termination Death. If the Participant dies after payment of the Participant's Deferral Account has commenced, but before all payments have been made, payments shall continue to be made to the Participant's Beneficiary in accordance with the same schedule as was elected by the Participant, and the Beneficiary shall continue to maintain all of the rights which would have been maintained by the Participant had the Participant survived.


                                      ARTICLE 7
                           Conditions Related to Benefits

         7.1 Nonassignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or any manner whatsoever. These benefits shall be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law.

         7.2 No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be unsecured general creditors of the Company with respect to such benefits, with no special or prior right to any assets of the Company for payment of any obligations hereunder, except as may be provided under Federal bankruptcy law.

         7.3  Protective Provisions.  The  Participant  shall cooperate with the
Company  by   furnishing   any   and  all  information  requested  by  the  Plan
Administrator, in order to facilitate the payment of benefits hereunder.

         7.4 Small Benefit Exception. Notwithstanding any other provisions of the Plan, if the Participant's Deferral Account prior to the commencement of any payments of such Deferral Account to the Participant is less than $10,000, the Plan Administrator may, in its sole discretion, elect to pay such benefits in a single lump sum. Similarly, if as a result of any election to receive payment of the Deferral Account in installments, the installment payments will total less than $300 each, the Plan Administrator may, in its sole discretion, elect to shorten the benefit payment period so that each installment payment will total at least $300.

         7.5 Withholding. The Company will withhold from any payments made to the Participant or Beneficiary such amounts as are required to be withheld for the satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan.


                                   ARTICLE 8
                         Administration/Claims Procedures

         8.1 Administration. The Plan Administrator shall have complete discretionary authority to administer the Plan and interpret, construe and apply its provisions. The Plan Administrator shall further have the right to establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Plan Administrator shall be final and binding. The Plan Administrator shall have the right to delegate some or all of its authority to any third party.

         8.2 Notice of Right to Claim Benefits. The Plan Administrator shall notify the Participant and, where appropriate, the Beneficiary, of a right to claim benefits under the Plan, shall make forms available for filing of such claims, and shall provide the name of the person or persons with whom such claim should be filed.

         8.3 Benefit Claims and Appeal Procedures. The Plan Administrator shall have full discretionary authority to make all determinations as to the right of any person to a benefit from the Plan.

         Any Participant or Beneficiary, or a duly authorized representative thereof whose claim for a benefit made pursuant to the Plan is denied, may request the Corporate Executive Office of the Company to review the denial of any claim by the Plan Administrator. Such request must be in writing and must be made within 60 days after receipt of the written notice that his or her claim has been denied. Participants or Beneficiaries making such a request may review pertinent documents and may submit issues and comments in writing.

         Upon receipt of the written request, the Corporate Executive Office shall render a decision on the request within 60 days after receipt of a request for review.

         The Corporate Executive Office shall have full discretionary authority to make a determination on any matter relating to the Plan on which it is asked to make a determination pursuant to the foregoing procedures. The decision of such Corporate Executive Office shall be final and shall be provided in writing, and shall include specific reasons for the decision, written in a manner calculated to be understood by the person making the claim and with specific references to the pertinent provisions of the Plan on which the decision is based.

                                    ARTICLE 9
                             Beneficiary Designation

          The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant's death. The Beneficiary designation shall be effective when it is submitted in writing to the Plan Administrator during the Participant's lifetime on a form prescribed by the Plan Administrator. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations.

          If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant's benefits, then the Plan Administrator shall direct the distribution of such benefits to the Participant's estate.


                                   ARTICLE 10
                        Amendment and Termination of Plan

          10.1 Amendment of Plan. The Company may at any time amend the Plan in whole or in part, provided, however, that such amendment (i) shall not decrease the balance of the Participant's Deferral Account at the time of such amendment, and (ii) shall not retroactively decrease the applicable Crediting Rates or Company Match of the Plan prior to the time of such amendment. The Plan
Administrator may amend the Crediting Rate and/or the available investment portfolios of the Plan prospectively. Notwithstanding the foregoing, the Company may not amend or terminate the Plan for two years following a Change in Control without the consent of a majority of the Participants.

         10.2 Termination of Plan. The Company may at any time terminate the Plan. If the Company terminates the Plan, the date of such termination shall be treated as the date of Termination of Employment for the purpose of calculating Plan benefits, and the Company shall pay to the Participant the benefits the Participant is entitled to receive under the Plan as monthly installments over a three-year period commencing within 90 days after termination. All amounts in a Participant's Deferral Account shall be vested as of such date. In the event that the Plan is terminated within three years following a Change in Control, payment of all Deferral Accounts in a cash lump sum will be made. In the event the Plan is terminated within two years following a Change in Control, the Participant's Account Balance shall be credited with earnings during the foregoing three-year installment period at the Crediting Rate method in effect prior to the Change in Control.

           10.3 Constructive Receipt Termination. In the event the Plan Administrator determines, in its sole discretion that any amounts deferred under the Plan have been constructively received by Participants and must be recognized as income for Federal income tax purposes before such amounts would otherwise be paid hereunder, such amounts shall be distributed to Participants as may be determined by the Plan Administrator. The determination of the Plan Administrator under this Article 10.3 shall be binding and conclusive.

                                    ARTICLE 11
                                   Miscellaneous

         11.1 Captions. The captions of the articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

         11.2  Employment   Not Guaranteed.   Nothing contained in the Plan  nor
any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

         11.3 Exempt ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

         11.4 Gender, Singular and Plural. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

         11.5 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of the Company, directed to the attention of the Plan Administrator. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

         11.6 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

         11.7 Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. Benefits paid to the Participant from any such trust shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

         11.8 Validity. If any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

         11.9 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

IN WITNESS WHEREOF, the Company has caused the Plan, as amended and restated, to be executed by its authorized officers, as of the 30th day of December, 1996.

                                          THE BFGOODRICH COMPANY
ATTEST:



By:  _________________________            By:  _____________________________
     Secretary                                 Gary L. Habegger
                                               Vice President, Human Resources